FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
May 18, 2006                                      3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

                  FX Energy Begins Production Facilities Construction
                           Provides Operational Update

Salt Lake City, May 18, 2006 - FX Energy, Inc. (Nasdaq: FXEN) today reported that construction has started on the Zaniemysl gas field production facilities in the Company's Fences I project area in Poland. Gas production from the
Zaniemysl field is on schedule to begin in the third quarter of this year.

The Company also provided an update on operations in other projects in Poland.

         o        The Wilga gas/condensate field production facilities are
                  scheduled to begin construction in early July with production from the well to begin in the third quarter.

         o        Following a technical review of the 2-D data over the Winna
                  Gora structure, the drillsite has been moved. As a result of this change, all permits had to be reissued and the well is now scheduled to begin drilling in July.

         o        The Roskow-1 well in the Fences II project area has been
                  proposed for drilling with operations expected to begin in the third quarter.

         o        A 130 square kilometer 3-D seismic acquisition program over the Sroda area has been approved for this year, with field operations scheduled for the third and fourth quarters.

         o        A 2-D seismic acquisition program in the Lubinia area and a second 2-D program north of the Sroda 3-D in the Fences II project area have been approved and will start immediately.

         o        A technical meeting has been scheduled for late June to
                  consider either new drilling or 3-D seismic in the Pinch-out area in Fences I as a 2006 operation.

About FX Energy
FX Energy, Inc. holds a land position of over 1.7 million acres in a known hydrocarbon region in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX
Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.